Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Telemynd, Inc. on Form S-1 of our report, which includes an explanatory paragraph as to MYnd Analytics, Inc.’s ability to continue as a going concern, dated December 11, 2018, with respect to our audits of the consolidated financial statements of MYnd Analytics, Inc. as of September 30, 2018 and 2017 and for the years ended September 30, 2018 and 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

July 22, 2019